UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Staples, Inc.
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Commencing on May 23, 2012, Staples, Inc. ("Staples") sent the following communication to certain of its stockholders.

Supplemental Information Regarding Item 3 -
Advisory Vote on Compensation
Dear Staples Stockholders:

At Staples' 2012 Annual Meeting of Stockholders to be held on June 4, 2012, stockholders will have the opportunity to cast an advisory vote on the compensation of Staples' named executive officers.   Item 3 in Staples' 2012 proxy statement includes the relevant information regarding this matter, which is often referred to as "say on pay."  Staples' Board of Directors has recommended that you vote "FOR" the approval of Item 3.

Despite recognizing the positive changes we made to our executive compensation program in 2012, ISS Proxy Advisory Services (ISS) has recommended a vote "AGAINST" Item 3. Two other leading proxy advisory firms, however, have recommended that stockholders vote “FOR” Item 3. We strongly disagree with ISS' recommendation, as well as the underlying ISS analysis and methodology, and believe that the changes we implemented in 2012 are substantial and will improve our pay for performance alignment. Accordingly, we urge you to vote "FOR" approval of Item 3.

In deciding how to vote on Item 3, we encourage you to read the relevant portions of our 2012 proxy statement and consider the information below.

1.
In response to stockholder feedback, we implemented significant changes to our 2012 executive compensation program. During our stockholder outreach program, we contacted stockholders representing approximately 75% of our shares to discuss executive compensation matters and engaged in a constructive dialogue with stockholders representing more than 25% of our shares. We engaged in a dialogue to learn about their concerns and hear their perspectives on our executive compensation program. Although the participants identified no one serious concern with our executive compensation program, as described in the table below, there were several themes that were identified to help improve the alignment of compensation and performance. Management reported the results of the outreach program to the Compensation Committee (Committee) and the Nominating and Corporate Governance Committee, both of which informed the Board of the results of the outreach program. In response to the feedback we received, the Committee, in consultation with its independent compensation consultant, Exequity LLP, decided to make the following changes to the 2012 executive compensation program:

Feedback	Frequency of Comment	Committee's Response
Long term incentives should have long term goals.	Many participants	Revised the goals used in our long term cash incentive program from an annual goal to a cumulative 3 year goal.
Use more performance metric based awards.	Some participants	Revised pay mix to decrease use of stock options and increase use of performance based long term cash incentives.
Do not target incentives above the median of the peer group.	Some participants	Revised long term incentives target to median rather than 75th percentile.
Over reliance on similar metrics in both short and long term incentive programs.	Few participants	Revised annual and long term incentive goals to include different objectives and measures of performance.
Equity compensation program creates excessive dilution.	Few participants	Replaced some stock options for our senior executives with performance based long term cash incentives and eliminated equity incentives for some associates.

We are confident that these changes will improve our pay for performance alignment. ISS' conclusion that these changes are not sufficient is premature. The changes were just implemented and must be given time to achieve their objectives, especially since one of the more significant changes involved a substantial amount of pay being dependent on a cumulative 3 year goal. ISS also ignores the fact that all of the significant compensation decisions for fiscal year 2011 were made prior to our stockholder outreach program. In fact, Glass Lewis and Egan-Jones, both recommended that stockholders vote “FOR” Item 3, with Glass Lewis noting the significant changes we implemented and the need to give the changes time to take effect since the changes are focused on improving the alignment of pay and performance.  Egan-Jones, in its recommendation, highlighted how our compensation policies and procedures are centered on a competitive pay for performance culture that is aligned with the long term interests of stockholders.

2.
CEO pay decreased substantially last year. Reflecting our pay for performance alignment and emphasis on “at risk” pay, in 2011, total CEO compensation as reported in our summary compensation table decreased by 42% due to lower payouts on performance based compensation and reduced equity awards.

3.
CEO pay has been aligned with absolute long term performance. ISS' report highlighted that our five year (2007-2011) total shareholder return (TSR) has been absolutely aligned with our trend in CEO pay over the same period.

4.
CEO pay has been aligned with long term relative performance. In 2011, the Committee performed its annual broad based review of executive compensation. The Committee placed greatest emphasis on realizable total direct compensation (TDC), as opposed to TDC as reported in our summary compensation table, since realizable TDC reflects the real value of equity awards and increases and decreases as the share price changes. Given our CEO's heavy concentration of “at risk” performance based pay, with 69% of 2011 TDC “at risk,” we consider it especially important to concentrate on realizable pay when evaluating pay for performance. The difference between realizable TDC and the potential pay that ISS evaluates is particularly significant for stock options, which in 2011 represented the largest component of our CEO's annual pay.

•
Realizable CEO pay has been aligned with long term relative performance. The following table which the Committee reviewed reflects, relative to our peer group, the alignment between our CEO's base salary, total cash compensation, realizable TDC and as reported TDC and performance, as measured by TSR, earnings per share growth and return on invested capital over the 2008-2010 period. The percentiles in the tables show, relative to our peer group, the CEO's or Staples' position with respect to each compensation element and with respect to each performance measure.

3 Year Financial Performance - 2008 - 2010

Percentile
Base Salary
Total Cash
TDC (Realizable) (1,2)
TDC (As Reported Value) (2)
Total Shareholder Return CAGR
EPS CAGR
ROIC Average %
75th
50th
25th
Actual Performance
-0.9%
-4%
9.6%
Percentile vs. Peer Group
42%
37%
43%
72%
46%
36%
40%

(1)
For the above table, realizable TDC is the sum of base salary, cash bonus paid and the realizable value of equity, which is the sum of the market value on October 14, 2011 (the date of the analysis) of restricted stock grants awarded over the relevant period and the value of stock options awarded over the relevant period as determined by subtracting the grant price from the closing price of $14.87 on October 14, 2011.

(2)	Includes the impact of special equity awards.

•
We emphasize “at risk” performance based compensation. To align our named executive officers' (NEO) compensation with the interests of our stockholders, a substantial portion of compensation is “at risk”, long term and performance based, with over 64% of our NEO's 2011 target compensation being “at risk.” As indicated above, for fiscal year 2012, we have changed the long term incentive mix with greater emphasis on our performance based Long Term Cash Incentive Plan and less emphasis on stock options. Over 67% of NEO annual target compensation is long term, with 70% of this amount performance based (including options).

•
ISS' valuation of stock options overvalues the value of our stock option grants by over 90%. Like most U.S. public companies, Staples values its stock options in accordance with U.S. GAAP, consistent with our financial statements and with assumptions we make in the operation of our business. Our stock options are measured and valued in accordance with the accounting requirements of ASC 718, Stock Based Compensation,and represent our best accounting estimate of the costs of these awards.  Our valuation methodology is reviewed by our independent registered public accounting firm as part of their audit of our consolidated financial statements.

ISS, on the other hand, relies on its own methodology which significantly inflates the value of stock options and confuses investors about our CEO's relative pay. For example, ISS assigns a much longer life to our options than we do. As reported in our proxy statement, our CEO's 2011 stock option grant had a grant value of $3.4 million, the same value as his 2010 grant, while ISS valued that same grant at $6.6 million. This results in ISS inflating our CEO's total compensation by 36%.

5.
Our performance goals have historically been, and remain, challenging. Our 2012 performance metrics are based on our current publicly stated financial outlook for our 2012 fiscal year. This is consistent with our historical practice of setting realistic but challenging goals in an unpredictable and tough economic environment. We do not think it is appropriate for ISS to negatively judge our 2011 executive compensation program based on 2012 information that is not yet required to be disclosed and the premature disclosure of which could cause us competitive harm. The below table highlights our history of setting tough performance goals.

Performance Award	Payout
2007 CEO Performance Share Award (5 year goals)	None
Annual Executive Officer Incentive Plan Awards (annual goals)	None in 2008 Average 75% achievement in years 2009-2011
2010 Performance Share Awards (annual goals)	93% achievement in 2010 58% achievement in 2011
2010 Long Term Cash Incentive Plan Awards (annual goals)	96% achievement in 2010 41% achievement in 2011
2011 Long Term Cash Incentive Plan Awards (annual goals)	41% achievement in 2011

6.
Our executive compensation program has worked well to motivate executives to deliver results and is well positioned to help drive future results. Despite the ongoing challenging economic environment, Staples has delivered results and is investing in initiatives and in strategies to position the company for long term growth.

•
Staples has a consistent track record of delivering results. Staples grew EPS and sales in a challenging economic environment. In 2011, Staples generated operating cash flow of $1.6 billion and invested $384 million in capital expenditures, resulting in free cash flow of $1.2 billion, our fourth consecutive year of generating more than $1 billion in free cash flow. Although free cash flow (which we define as net cash provided by operating activities less capital expenditures) is not a U.S. GAAP measure, we believe free cash flow is a useful measure of performance, and we use this measure as an indication of our ability to generate cash and invest in our business.

•
Staples has consistently returned cash to stockholders. Staples increased its first quarter 2012 dividend by 10% to $0.11, reflecting an annualized dividend increase of 10% to $0.44. This is the third consecutive year that we have increased our dividend. In 2011, we returned $278 million to stockholders through cash dividends and spent $605 million on share repurchases under our share repurchase programs.

•
Staples is well positioned for long term growth. Staples continues to invest in strategic initiatives, including technology products and services, copy and print services, and facilities and breakroom supplies, to drive our long term success. In 2011, each of these initiatives generated in excess of $1 billion in annual revenues.

7.
ISS' peer group comparison is flawed. ISS' methodology for constructing its peer groups for purposes of its pay for performance analysis is fundamentally flawed. ISS applies a mechanical process that is based on the Global Industry Classification System and a company's revenues and market capitalization but neglects to adequately qualitatively assess who the best peer companies are based on competitive business and talent acquisition conditions. In the ISS 14 company peer group, there are seven companies that are also reflected in the Staples' selected peer group (Best Buy, Gap, J.C. Penney, Kohl's, Lowe's, Macy's and TJX Companies). However, the remaining seven companies (AutoNation, DIRECTV, Genuine Parts, Goodyear Tire & Rubber, Nike, Sears, and Time Warner) are not highly reflective of Staples' business. For instance, ISS did not include any business to business peer group company, despite our North American Delivery segment, which is our largest segment, primarily selling and delivering office products and services directly to businesses, and five of these seven companies are rarely defined as a peer by the companies we consider to be peers. As further evidence of the inappropriateness of ISS' selected peer group, the ISS peer group does not include our office superstore competitors, Office Depot and OfficeMax, and includes several other companies such as Goodyear Tire & Rubber, Time Warner and DIRECTV, which many analysts would not consider to be appropriate peer companies.

We urge you to vote "FOR" approval of Item 3. Your vote is important, and we appreciate your continued support of Staples.